                                                                    Exhibit 10.9

     Confidential treatment has been requested for certain portions of this document which have been omitted and filed separately with the Secretary of the Securities and Exchange Commission. Omitted portions are indicated by [REDACTED].


                           MATTRESS SUPPLY AGREEMENT


     This MATTRESS SUPPLY AGREEMENT (the "Agreement") dated as of August 6, 1999, is made between Heilig-Meyers Company, a Virginia corporation ("Heilig-Meyers Company"), Mattress Discounters Corporation, a Delaware corporation ("Mattress Discounters") and MD Acquisition Corporation, a Virginia corporation ("Buyer").

                                    RECITALS

     A. Heilig-Meyers Company and Buyer have entered into a Transaction Agreement dated as of May 28, 1999, as amended by Amendment No. 1 thereto dated as of July 15, 1999 (the "Agreement of Sale"), providing for the acquisition by Buyer of all the issued and outstanding shares of common stock of Mattress Discounters, T.J.B., Inc., a Maryland corporation, and The Bedding Experts, Inc., an Illinois corporation (collectively, the "Companies").

     B. As a condition to the respective obligations of the parties to the Agreement of Sale to consummate the Closing, the Agreement of Sale requires the execution and delivery of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

     1.   Definitions.  (a) The following terms, as used herein, shall have the
          -----------
following meanings:

     "Agreement" has the meaning set forth in the introductory paragraph hereof.

"Allowance and Rebate Mattresses" shall mean the Mattresses sold under the names "Ultimate", "Regal Lady", "Regalia" and "Densified Torso Support Collection" and any other name so designated by Heilig and Mattress Discounters.

     "Alternate Mattress" has the meaning set forth in Section 12 hereof.

     "Buyer" has the meaning set forth in the introductory paragraph hereof.

     "Effective Date" shall mean the date hereof.

     "Heilig" shall mean Heilig-Meyers Company or its wholly-owned subsidiaries.

     "Mattress(es)" means mattresses produced at Mattress Discounters' plants meeting specifications and qualification requirements for mattresses by Heilig in its business within the United States.

     "Mattress Discounters" has the meaning set forth in the Recitals.

     "Mattress Requirement" shall mean Mattresses with an aggregate purchase price of [REDACTED] for each year of the term hereof; provided, however, that for the one-year period beginning on the six month anniversary of any Termination Notice, the Mattress Requirement shall be Mattresses with an aggregate purchase price of [REDACTED], and for the six month period beginning on the 18 month anniversary of any Termination Notice, the Mattress Requirement shall be Mattresses with an aggregate purchase price of [REDACTED]. All dollar amounts set forth above shall be adjusted annually in proportion with any fluctuations in the average price per mattress supplied by Mattress Discounters both during 1999 and the year for which such adjustment is made.

     "Person" means an individual, partnership (general or limited), corporation, association or other form of business organization (whether or not regarded as a legal entity under applicable law), trust, estate or any other entity.

     "Price" means the selling price of Products, as determined in accordance with Section 5.

     "Pricing Proposal" has the meaning set forth in Section 5.

     "Products" means Mattresses sold to Heilig by Buyer pursuant to a Heilig purchase order.

     "RoomStores Division" shall mean Heilig-Meyers Company's RoomStores division including stores operated under the "Heilig-Meyers" and "Homemaker's" name in the Chicago, Illinois market.

     "RoomStores Mattress" shall mean Mattresses sold to the RoomStores Division under the names "Preference," "Spine Dimensions," "Luxury Wool Dimension," "Pillow Silk Dimensions," and any other name so designated by Heilig and Mattress Discounters for sale to Heilig's RoomStores division.

"Agreement of Sale" has the meaning set forth in the Recitals.

"Termination Notice" has the meaning set forth in Section 4.

     2.   Sale of Mattresses.  Subject to the provisions hereof, Mattress
          ------------------
Discounters agrees to manufacture and sell, with levels of quality and service that equal or exceed those provided by suppliers of comparable mattress products available to Heilig at comparable prices, and Heilig agrees to buy from Mattress Discounters, the Mattress Requirement at the prices and terms set forth herein.

     3.   Exclusivity.  Mattress Discounters shall not sell mattresses to any
          -----------
customers with a tick or name substantially similar to the tick or name on any Mattresses sold to Heilig under this Agreement.

     4.   Term of Agreement.  This Agreement shall become effective on the
          -----------------
Effective Date and shall continue for an initial term of three years and continue thereafter indefinitely until terminated by either party upon not less than six months' prior written notice (a "Termination Notice"), which Termination Notice may not be given by either party before the 30 month anniversary date of this Agreement, or until earlier terminated by mutual agreement or otherwise in accordance with the terms of this Agreement. Any Termination Notice shall be given in accordance with the notice provisions of this Agreement. The term of this Agreement shall expire on the date that is the second anniversary of the date of the Termination Notice.

     5.   Prices and Terms.  (a) The Prices for the Mattresses for a period of
          ----------------
two years after the Effective Date shall be the current transaction prices between Heilig and Mattress Discounters, F.O.B. the applicable Heilig facility (freight prepaid), immediately before the Effective Date. After the initial two year period, the Prices for the Mattresses shall be no greater than the then current market prices and otherwise on then current market terms for mattresses of comparable specifications and quality with comparable service available to Heilig from time to time. Heilig and Mattress Discounters agree to make available to each other such information as may reasonably be required from time to time to verify then current market prices and terms for mattress products of comparable specification and quality. The prices offered by only one viable supplier to Heilig for mattresses of comparable specifications and quality with comparable service shall not constitute a market price. After receipt of such an offer, Heilig may seek comparable offers from other viable suppliers. In the event Heilig receives a comparable offer from at least one other viable supplier (so that there are at least two viable suppliers) and the prices offered are on a weighted average basis [REDACTED] lower than the then current prices of Products on a net selling basis, then Heilig may notify Mattress Discounters and deliver a copy of such offer ("the Pricing Proposal"). Mattress Discounters shall have 60 days to review the Pricing Proposal. In the event Mattress Discounters does not agree to sell Products to Heilig at the same prices as in the Pricing Proposal within such 60-day period, Heilig may terminate this Agreement pursuant to Section 10. Mattress Discounters agrees that for the term of this Agreement the Prices for Mattresses sold to Heilig shall not be higher than the prices charged to any other wholesale Mattress Discounters customer for Mattresses in any quantity in like specification and quality.

     (b) Any sales, use or similar tax imposed by any governmental authority on goods shipped by Mattress Discounters shall be added to the Price to be paid by Heilig. Buyer and Mattress Discounters, jointly and severally, shall indemnify Heilig for any liabilities arising from Mattress Discounters' failure to remit such taxes to the taxing authority in accordance with law.

     (c) Heilig shall receive from Mattress Discounters a return allowance equal to [REDACTED] of the aggregate price of Allowance and Rebate Mattresses purchased by Heilig, which allowance shall be paid quarterly by netting such amount against invoices due in the first month following the end of each quarter (with the first quarter ending on the last day of the third full month following the date of this Agreement and including the period between the date hereof and the last day of the month in which this Agreement becomes effective). Heilig shall receive from Mattress Discounters a rebate of [REDACTED] of the aggregate price of Allowance and Rebate Mattresses purchased by Heilig, which rebate shall be paid quarterly by netting such amount against invoices due in the first month following the end of each quarter (with the first quarter determined in the same manner as in the preceding sentence). Heilig shall receive from Mattress Discounters an annual amount of [REDACTED] in "spiff" money accrued at 1/12th of such amount per month, which amount shall be paid monthly by netting such amount against invoices due in the month following accrual.

     (d) Heilig shall receive from Mattress Discounters a rebate for each twelve-month period during the term of this Agreement equal to the percentage set forth below of the aggregate price of RoomStores Mattresses purchased by Heilig during such twelve-month period.


                               Percentage    RoomStore Mattresses
                               ----------    --------------------
                                             Purchased by Heilig
                                             -------------------
                               [REDACTED]



The rebate shall be paid by netting such amount against invoices due after the end of the applicable twelve month period.

     (e) In the event Heilig does not purchase Mattresses subject to the License Agreement, dated as of September 22, 1998 (the "Eastman License Agreement"), between Chittenden & Eastman Company, an Iowa corporation, and Mattress Discounters in a quantity sufficient for Mattress Discounters to meet the minimum annual royalty payments set forth in Section 4 of the License Agreement, Heilig shall pay to Mattress Discounters the difference between such minimum annual royalty payment and the royalty payable by Mattress Discounters as a result of purchases by Heilig.

     (f) The return policy in effect before the date hereof for Mattresses sold to the RoomStores Division shall continue during the term of this Agreement.

     6.   Payment.  Each delivery shall be invoiced separately, referencing the
          --------
applicable Heilig purchase order. Payment shall be made on 2%-30 days, net 60 day terms. Payment of invoices shall not be construed as waiver of any of Heilig's rights relating to non-conformity, breach of warranty or any other purpose. Heilig may withhold payment only with respect to the particular quantity of Products in dispute.

     7.   Delivery.  Delivery shall be FOB at the applicable Heilig facility,
          --------
freight prepaid.

     8.   Equivalency of Service and Quality.  Mattress Discounters agrees to
          ----------------------------------
provide to Heilig equivalency in service and services and quality of products as they currently exist and as may be necessary from time to time to be equivalent to those available to Heilig from other suppliers of equivalent mattress products at equivalent prices.

     9.   Title and Risk of Loss.  Title and risk of loss or damage to
          ----------------------
Mattresses supplied hereunder shall pass to Heilig upon delivery at Heilig's facility.

     10.  Termination Prior to End of Term.  This Agreement may be terminated
          --------------------------------
before the end of its term:

(a) By Heilig immediately upon written notice to Buyer if Buyer or Mattress Discounters shall, or by Buyer or Mattress Discounters immediately upon written notice to Heilig if Heilig shall,: (i) file any petition under the bankruptcy laws of the United States; (ii) have such a petition filed against it which is not dismissed or otherwise resolved in its favor within sixty (60) days, or
(iii) cease to function as a going concern or to conduct operations in the normal course of business;

(b) By Heilig immediately if Buyer or Mattress Discounters breaches, or by Buyer or Mattress Discounters immediately if Heilig breaches, a material provision of this Agreement and the breach continues for more than 90 days after delivery of written notice of such breach. Heilig, Buyer and Mattress Discounters agree to negotiate in good faith to resolve any disputes under this Agreement; or

(c) By Heilig upon 120 days notice to Mattress Discounters if Mattress Discounters does not agree to sell Products to Heilig at the same prices as in the Pricing Proposal within 60 days as provided in Section 5(a).

In the event of termination of this Agreement pursuant to this Section, allowance or rebate payments under Sections 5(c) or (d) shall be paid for the period through termination, at Heilig's option, either by (i) netting such amounts against outstanding invoices or (ii) cash payment from Mattress Discounters due within five business days of notice from Heilig.

     11.  Effect of Termination or Expiration.  (a) If this Agreement is
          -----------------------------------
terminated pursuant to Section 10(a), (b) or (c) above, then this Agreement shall terminate in its entirety and no further obligation shall exist on either party to purchase or sell, except that Heilig shall be obligated to pay on all outstanding invoices for Mattresses previously accepted and the warranties set forth in Section 15 shall survive. Notwithstanding the foregoing, if this Agreement is terminated by Mattress Discounters or Buyer, then, at Mattress Discounters' or Buyer's option, Mattress Discounters shall be entitled to deliver, and Heilig shall be obligated to purchase from Mattress Discounters, Products which Heilig has ordered and which Mattress Discounters has delivered or with respect to which Mattress Discounters has commenced performance (including any raw materials specifically related to such Products), provided however, that any such Products Heilig is obligated to purchase shall meet all requirements of this Agreement.

     (b) Notwithstanding anything else contained in this Agreement, termination or expiration shall not act as a waiver of any breach of this Agreement by either party through the date of such termination or expiration nor extinguish the obligation of the parties to comply with the requirements of Paragraphs 15, 16 and 18.

     12.  Alternate Mattresses.  If Mattress Discounters is unable for any
          --------------------
reason (other than due to the fault of Heilig) to meet Heilig's volume requirements for Mattresses, then Heilig may purchase such Mattress Products from a third party supplier other than Mattress Discounters ("Alternate Mattress") for such period as is reasonable due to such inability of Mattress Discounters and credit such purchases of Alternate Mattresses against the Mattress Requirement; provided that, in such case, Heilig, if possible, will purchase such Mattress Products from Sealy Mattress Company if they are offered with comparable specifications, quality and service and at the same or more favorable prices and on other terms substantially the same or more favorable than other third party suppliers.

     13.  Covenants.  The parties hereto covenant as follows:
          ---------
          (a) Insurance.  During the term of this Agreement, Mattress
              ---------
Discounters shall each maintain in full force and effect products liability insurance coverage with respect to the Products with a policy limit of at least $5,000,000 in primary or excess coverage.

          (b) Notice of Labor Dispute.  Whenever an actual or potential labor
              -----------------------
dispute delays or threatens to delay a party's timely performance hereunder, such party shall immediately give notice thereof to the other party hereto.

     14.  Posture Quilt Imperial Program.  Heilig and Mattress Discounters will
          ------------------------------
use their reasonable efforts to work together to set the specifications of the Posture Quilt Imperial Program each year during the term of this Agreement.

     15.  Force Majeure.  The performance of either party under this Agreement
          -------------
shall be excused to the extent and during any event which reasonably prevents and is beyond the control of the affected party from fulfilling its obligations hereunder. Such events shall include, but shall not be limited to, fire, explosion, storm damage, flood, labor troubles including strikes, lockouts or slowdowns, government intervention (not including fines for violations of permits), labor or transportation, war, sabotage, riot or civil disturbances, or governmental regulation or statute. In the event of a force majeure, the affected party shall promptly notify the other in writing, describing the nature of the cause and expected duration. The affected party shall take reasonable steps to cure the cause and mitigate damages to the other party. During the force majeure, the other party may take reasonable action to obtain other sources of supply or outlet for Mattresses and such actions shall not be deemed a breach of this Agreement, even if the commitment required during the force majeure shall extend beyond its duration. Any Alternate Mattresses purchased by Heilig during (or, if required, after) the force majeure shall be applied against the applicable Mattress Requirement. The term of this Agreement shall not be extended by the occurrence of a force majeure. Voluntary curtailment of production through slowdowns or scheduled shutdowns shall not be considered force majeure.

     16.  Warranties.  (a) Products supplied hereunder will be free of defects
          -----------
in materials and workmanship when delivered. This warranty does not apply to damage to or loss occurring after delivery and caused by any act or omission of Heilig, its agents, employees or customers. Heilig's remedies shall include replacement of the affected products at no cost whatsoever to Heilig, or, at Heilig's option, full credit therefor, FOB delivery point.

     (b) Mattress Discounters warrants that all Mattresses supplied hereunder shall be free of all liens and encumbrances and that good and valid title shall pass thereto as provided in this Agreement.

     (c) Each shipment of goods shall constitute a separate and distinct sale, and any default by either party in the manufacture or sale, or in the ordering, accepting or paying for any shipment shall not affect either party's right to insist upon full performance of the other's obligations hereunder and to suspend its own performance until such defaults are cured.

     17.  Limitation of Liability.  Except as otherwise provided herein, under
          ------------------------
no circumstances shall any of the parties hereto be liable for consequential or incidental damages, including lost profits.

     18.  Notices.  All notices and other communications required or permitted
          --------
hereunder shall be in writing (including telex, telefax or similar writing) and shall be given:

     If to Mattress Discounters Corporation:
     Mattress Discounters Corporation
     9822 Fallard Court
     Upper Marlboro, Maryland 20772
     Attention:  Jon Studner
     Fascimile:  (301) 856-0380

     with copies to:
     c/o Bain Capital, Inc.
     Two Copley Place
     Boston, MA  02116
     Attention:  Michael Krupka
     Fascimile:  (617) 572-3274

     Kirkland & Ellis
     Citicorp Center
     153 East 53/rd/ Street
     New York, New York  10022
     Attention:  Lance C.  Balk
     Facsimile: (212) 446-4900

     If to Heilig:

     Heilig-Meyers Company
     12560 West Creek Parkway
     Richmond, Virginia 23238
     Attention: William C. DeRusha
     Facsimile:  (804) 784-7901
     with a copy to:

     McGuire, Woods, Battle & Boothe LLP
     901 East Cary Street
     Richmond, Virginia  23219
     Attention:  Robert L. Burrus, Jr.
     Telefax:  (804) 775-1061

or to such other person or to such other address or telefax number as the party to whom such notice is to be given may have furnished the other parties in writing by like notice. If mailed, any such communication shall be deemed to have been given on the fifth business day following the day on which the communication is posted by registered or certified mail (return receipt requested). If given by any other means it shall be deemed to have been given when delivered to the address specified in this Section.

     19.  Confidentiality.  Unless compelled to disclose by judicial or
          ---------------
administrative process or, in the opinion of counsel, by other requirements of law, each party hereto agrees to keep the terms of this Agreement confidential and not to disclose the terms hereof to any third parties, except, in confidence, to their auditors, attorneys, financial advisors and other consultants and advisors, without the express written consent of the other party except to the extent such information can be shown to have been or to have become generally available to the public other than as a result of a disclosure by the officers, directors, employees, representatives, consultants or advisors of such party. Notwithstanding any provision in this Paragraph 18, either party may disclose the terms of this Agreement in connection with an actual or potential merger, acquisition, or similar transaction, provided that any Person receiving such confidential information agrees to be bound by this Paragraph 18.

     20.  Action by Buyer.  Buyer agrees to cause Mattress Discounters to
          ---------------
perform all obligations required of Mattress Discounters by this Agreement.

     21.  Interpretation.  The headings contained in this Agreement are for
          --------------
reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     22.  Assignment.  No party may assign this Agreement by operation of law or
          -----------
otherwise without the written consent of the other parties; provided, however, that Mattress Discounters or Buyer (and after the Merger, as defined in the Agreement of Sale, the Surviving Corporation, as defined in the Agreement of
Sale) may, upon notice and without releasing Mattress Discounters or Buyer (and after the Merger, the Surviving Corporation) from its obligations hereunder, assign, directly or indirectly, any or all of its rights and obligations hereunder to any affiliate of Buyer (and after the Merger, the Surviving Corporation), including one which acquires all or substantially all of the assets of the Companies from the Surviving Corporation.

     23.  Limit of Authority.  Each of Heilig and Mattress Discounters are
          ------------------
independent contractors and this Agreement does not constitute either Heilig or Mattress Discounters as the legal representative of the other for any purpose whatsoever. Neither Heilig or Mattress Discounters has authority to assume or create any obligation whatsoever, expressed or implied, on behalf or in the name of the other, nor to bind the other in any manner whatsoever.

     24.  Modifications.  No modification, amendment, extension, renewal,
          -------------
rescission, termination or waiver of any of the provisions contained herein, or any representation, promise or condition in connection with the subject matter hereof, shall be binding upon either party unless in writing and signed by an officer on its behalf.

     25.  Miscellaneous.  This Agreement (i) together with the Agreement of
          -------------
Sale, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including that (A) the terms and conditions on Heilig's purchase order or other document shall not apply to the extent they conflict with the terms hereof and (B) to the extent of a conflict between this Agreement and the Agreement of Sale, this Agreement shall control; (ii) is an independent agreement, the rights and conditions of the parties to which shall not be affected by any provision of, or remedy arising under or with respect to any other agreement between the parties except to the extent expressly provided in this or such other agreement; (iii) is not intended to and shall not confer upon any other person or business entity, other than the parties hereto or any permitted assignee, any rights or remedies with respect to the subject matter hereof; and (iv) shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of law or choice of law rules. The invalidity, illegality or unenforceability of any one or more provisions of this Agreement shall in no way affect or impair the validity, legality or enforceability of the remaining provisions hereof, which shall remain in full force and effect.

     26.  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     27.  Compliance with Laws.  All goods supplied hereunder shall be in
          --------------------
compliance with all requirements of the Fair Labor Standards Act of 1938, as amended, and Mattress Discounters shall so state on each invoice. If applicable to Mattress Discounters, Mattress Discounters shall comply with the following orders, rules and regulations, all of which are incorporated herein by reference: Section 202 of Executive Order 11246; the affirmative action clause for the handicapped (41 C.F.R. 60-741.4); the clause requiring utilization of minority businesses (41 C.F.R. 1-1.1310.2); small businesses (32 C.F.R. 7-104.14 and 41 C.F.R. 1-1710-3); and female owned businesses, Executive Order 12138.

                 [Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                            HEILIG-MEYERS COMPANY, a Virginia
                                            corporation

                                            By:    /s/ R.B. GOODMAN
                                               _____________________________
                                            Name:  Roy B. Goodman
                                                 ___________________________
                                            Title: Executive Vice President
                                                  _________________________
                                                   Chief Financial Officer


                                            MD ACQUISITION CORPORATION, a
                                            Virginia Corporation

                                            By:    /s/ MICHAEL KRUPKA
                                               _____________________________
                                            Name:  Michael Krupka
                                                 ___________________________
                                            Title: President
                                                  _________________________


                                            MATTRESS DISCOUNTERS
                                            CORPORATION, a Delaware corporation

                                            By:    /s/ R.B. GOODMAN
                                               _____________________________
                                            Name:  Roy B. Goodman
                                                 ___________________________
                                            Title: Senior Vice President
                                                  _________________________